Exhibit 99.1

[Harbor Global Company Ltd. letterhead]

FOR IMMEDIATE RELEASE	CONTACT: Donald H. Hunter
617-878-1600

HARBOR GLOBAL COMPANY LTD. REPORTS EARNINGS FOR THE QUARTER ENDED MARCH 31, 2003

Boston, Massachusetts, May 5, 2003. Harbor Global Company Ltd. (“Harbor Global” or the “Company”) (OTC BB:HRBG) reported net income of approximately $1.8 million ($0.32 per share) on revenues of approximately $3.3 million in the first quarter of 2003 compared with net income of approximately $1.0 million ($0.18 per share) on revenues of approximately $2.9 million for the first quarter of 2002. Income from continuing operations was approximately $1.8 million in the first quarter of 2003 compared to approximately $0.6 million in the first quarter of 2002. The approximately $1.2 million increase in income from continuing operations was attributable principally to an approximate $1.3 million gain from the early settlement of the Company’s $5 million note payable to Pioneer Asset Management USA Inc. (“Pioneer”) for $3.75 million.

During the first quarter of 2003, the Company received a payment of approximately $0.3 million from Ashanti Goldfields Teberebie Limited (“Ashanti”) as a supplemental purchase price payment linked to the price of gold and production levels of the Ghanaian gold mine sold to Ashanti in 2000 and higher income on Russian corporate bonds of approximately $0.3 million. These increases were offset by accrued management fees of approximately $0.4 million recorded based on a portion of the gain from the early settlement of the Company’s note payable to Pioneer and a portion of the proceeds received from Ashanti through March 2003 which are expected to be included in a future shareholder distribution, an approximately $0.3 million increase in salary and related expenses in the Russian real estate and investment management operations, and an approximately $0.2 million write-down of the Company’s Polish venture capital investment. Income from discontinued timber operations was approximately $0.4 million in the first quarter of 2002.

Recent Events

On April 4, 2003 and April 10, 2003, through two purchase and sale agreements, PIOGLOBAL Investment Fund agreed to sell its approximately 25% interest in the Cosmos Hotel for approximately $4.9 million in the aggregate to Open Joint-Stock Company Alpha Bank (“Alpha”). Pursuant to the April 4, 2003 agreement, Alpha purchased 25,437,244 shares of Cosmos Hotel on April 15, 2003 for approximately $2.9 million. Pursuant to the April 10, 2003 agreement, Alpha has until May 16, 2003 to purchase the remaining 16,768,500 shares of Cosmos Hotel. Otherwise, PIOGLOBAL Investment Fund and Alpha each have the right to terminate this agreement. The Company estimates that the combined transactions would result in an aggregate gain of approximately $1.3 million after taxes and minority interest.

In connection with the May 2000 sale by Pioglobal Goldfields II Limited, an indirect wholly owned subsidiary of the Company (“Goldfields II”), of its gold mining operations in Ghana to Ashanti, in addition to an $18.8 million base purchase price, Ashanti agreed to pay Goldfields II additional supplemental payments of $250,000 per calendar quarter from April 1, 2001 through March 31, 2006 if certain contingencies relating to the market price of gold and productivity of the Ghanaian gold mine were met. For the quarter ending March 31, 2003, the Company earned its first supplemental payment of $250,000. On April 25, 2003, the Company and Goldfields II agreed to sell their right to receive the remaining 12 contingent supplemental payments from Ashanti to HSBC Bank USA in exchange for one cash payment of $875,000. The transaction was consummated on April 30, 2003 and, as a result, the Company will report a gain of $875,000 in the second quarter of 2003.

HARBOR GLOBAL COMPANY LTD.
All amounts except per share are in millions of U.S. dollars	Quarterly period ended March 31
	2003	2002
Revenues	$3.3	$2.9

Earnings	$1.8	$1.0
— Continuing Operations	1.8	0.6
— Discontinued Operations	—	0.4

Per Share Earnings	$0.32	$0.18
— Continuing Operations	0.32	0.10
— Discontinued Operations	—	0.08

Segment Information
Revenues
Russian Real Estate Management and Investment Management	$2.5	$2.3
Real Estate Management	0.2	0.2
Other	0.6	0.4

Profit (Loss) — Continuing Operations
Russian Real Estate Management and Investment Management	$1.0	$0.4
Real Estate Management	(0.3)	(0.3)
Other	1.3	0.5

This press release, as well as future oral and written statements of Company management, contains forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on currently available information and management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed herein. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: economic, political and regulatory stability in Russia and other emerging markets in which the Company operates; the success of our Russian real estate management operations; the Company’s limited history as an independent company; and the Company’s ability to retain key officers and managers. Additional information concerning potential factors that could affect future financial results is detailed from time to time in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission.